Exhibit 28(h)(4)(i) - Form of First Amendment to Securities Lending Authorization Agreement

FIRST AMENDMENT TO THE
SECURITIES LENDING AUTHORIZATION AGREEMENT
BETWEEN
THE FUNDS IN THE MIDAS INVESTMENT COMPANY COMPLEX,
AS LISTED ON SCHEDULE B
AND
STATE STREET BANK AND TRUST COMPANY

This First Amendment (this "Amendment") dated as of January 22, 2009 is between THE FUNDS IN THE MIDAS INVESTMENT COMPANY COMPLEX, AS LISTED ON SCHEDULE B, (each, a “Fund” and collectively, the “Funds”) severally and not jointly, each a registered management investment company organized and existing under the laws of Maryland, and STATE STREET BANK AND TRUST COMPANY (“State Street”), acting either directly or through its subsidiaries or affiliates.

Reference is made to a Securities Lending Authorization Agreement dated May 16, 2008 between the Funds and State Street as in effect on the date hereof prior to giving effect to this Amendment (the "Agreement").

WHEREAS, the Funds and State Street desire to amend the Agreement as set forth below.

NOW THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respects:

1.           Definitions.  All terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.           Amendments.
(a) Section 1 (Definitions) of the Agreement is hereby amended by adding the following definition after original subsection (d) as new subsection 1(e):

“(e) “Financing Transaction” means a Loan against cash Collateral made for the purpose of generating cash for a Fund to provide cash collateral for the purposes of securities lending transactions pursuant to the SLSA (as defined hereunder) where the Fund is a borrower of securities and State Street, acting as principal, is a lender of securities.”

(b) Section 1 (Definitions) of the Agreement is hereby amended by adding the following definition after original subsection (j) as new subsection (l):

“(l) “SLSA” means that certain Securities Lending and Services Agreement dated as of January 22, 2009 between State Street Bank and Trust Company and the Funds.”

All subsections of Section 1 (Definitions) are hereby re-lettered according to the amendments set forth in Sections 2(a) and (b) hereof.

(c) Section 3 (Securities to be Loaned) of the Agreement is hereby deleted in its entirety and replaced with the following language:

“3.  Securities to be Loaned. All of the Fund’s securities held by State Street as custodian shall be subject to this securities lending program and constitute Available Securities hereunder, except those securities, which the Fund or the Investment Manager specifically identifies herein or in notices to State Street as not being Available Securities or any securities identified as Inter-Manager Borrowed Securities (as such term is defined in the SLSA). In the absence of any such identification herein or other notices identifying specific securities as not being Available Securities, State Street shall have no authority or responsibility for determining whether any of the Fund’s securities should be excluded from the securities lending program.  Notwithstanding the foregoing, however, State Street shall not make any Loan if, at the time the Loan is made, the aggregate Market Value of the Loaned Securities would exceed fifty percent (50%) of the Fund’s total portfolio assets.  The foregoing authorization by the Funds to lend up to fifty percent (50%) of the Fund’s total portfolio assets is made in reliance upon the Brinson Funds, SEC No-Action Letter (pub. avail. November 25, 1997).”

(d)  Section 4 (Borrowers) of the Agreement is hereby deleted in its entirety and replaced with the following language:

“4.  Borrowers.  The Available Securities may be loaned to any Borrower identified on the schedule of borrowers, as such schedule may be modified from time to time by State Street and the Funds, including without limitation, State Street and any State Street Affiliate (each acting in the capacity of a Borrower, hereinafter also referred to as an “SSB Borrower”).  Borrowers may be deleted from the schedule of Borrowers by State Street, but Borrowers may only be added to such schedule of Borrowers upon agreement of State Street and the Funds.  The current schedule of Borrowers as of the date of this Agreement appears on Schedule D attached hereto.

Each Fund acknowledges that it is aware that State Street, acting as the Fund’s agent pursuant hereto, is or may be deemed to be the same legal entity as, or affiliated with, SSB Borrower acting as “Borrower” under a Securities Loan Agreement.  Each Fund represents that (i) the power granted herein to State Street, as Fund’s agent, to enter into Loan transactions with Borrowers (including any SSB Borrower) and the other powers granted to State Street, as agent pursuant hereto, are given as a result of the Fund’s desire to increase its opportunity to lend securities held in its account on commercially reasonable terms, without such loans being considered a breach of State Street’s fiduciary duty, and are given expressly for the purpose of averting and waiving any prohibitions upon such lending, investment or exercise of such other powers which might otherwise exist in the absence of such powers, and (ii) transactions effected pursuant to and in compliance with this Agreement and any Securities Loan Agreement (including any Securities Loan Agreement with any SSB Borrower) will not constitute a breach of trust or other fiduciary duty or any other duty by State Street or affiliates thereof.

In connection with a Loan to any SSB Borrower pursuant hereto, the Fund shall furnish, and State Street shall cause the applicable SSB Borrower to furnish, to State Street for delivery to the other, upon request (i) the most recent available audited statement of its financial condition, and (ii) the most recent available unaudited statement of its financial condition, if more recent than the audited statement.  As long as any Loan to an SSB Borrower is outstanding under this Agreement, the Fund shall, and State Street shall cause the SSB Borrower to, in either case, upon request, also promptly deliver to the other (via State Street) all such recent financial information that is subsequently available, and any other financial information or statements that the other may reasonably request.

In the event any such Loan is effected by State Street to SSB Borrower, State Street hereby covenants and agrees for the benefit of the Fund that it has adopted and implemented procedural safeguards to help ensure that all actions taken by State Street as agent on behalf of the Fund in respect of a Loan transaction pursuant hereto will be effected (i) at “arms length” terms, including prices, and (ii) by individuals other than individuals who are acting on behalf of SSB Borrower in its principal capacity as Borrower in the Loan transaction.

State Street shall not be responsible for any statements, representations, warranties or covenants made by any Borrower in connection with any Loan or for any Borrower’s performance of or failure to perform the terms of any Loan under the applicable Securities Loan Agreement or any related agreement, including the failure to make any required payments, except as otherwise expressly provided herein.”

(e) The first sentence of the second paragraph of Section 9 (Investment of Cash Collateral and Compensation) of the Agreement is hereby deleted in its entirety and replaced with the following language:

“Each Fund acknowledges that interest in such mutual funds, securities lending trusts, other collective investment funds and time deposits, to which State Street and/or one or more of the State Street Affiliates provide services are not guaranteed or insured by State Street or any of the State Street Affiliates or by the Federal Deposit Insurance Corporation or any government agency.”

(f) The first sentence of the fourth paragraph of Section 9 (Investment of Cash Collateral and Compensation) of the Agreement is hereby deleted in its entirety and replaced with the following language:

“In the event the net income generated by any investment (other than an investment in the Eurodollar Time Deposit of State Street Bank and Trust Company’s Cayman Islands branch) made pursuant to the first paragraph of this Section 9 does not equal or exceed the amount due the Borrower (the rebate fee for the use of cash Collateral) in accordance with the agreement between Borrower and State Street, State Street and the Fund shall, in accordance with the fee split set forth on Schedule A, share the amount equal to the difference between the net income generated and the amounts to be paid to the Borrower pursuant to the Securities Loan Agreement; provided, however, that for a Financing Transaction, the Fund shall be solely responsible for the payment of the rebate fee to the Borrower.”

(g) The first sentence of Section 12(b) (Standard of Care and Indemnification) of the Agreement is hereby deleted in its entirety and replaced with the following language:

“Each Fund shall indemnify State Street and hold  State Street harmless from any loss or liability (including without limitation, the reasonable fees and disbursements of counsel) incurred by State Street in rendering services hereunder or in connection with any breach of the terms of this Agreement by such Fund, including any breach of a representation or warranty by such Fund hereunder, except such loss or liability which results from State Street’s failure to exercise the standard of care required by Section 12(a).”

(h) The following language is hereby added to the end of Section 13 (Representations and Warranties) of the Agreement:

“If the Fund is a management investment company that is, or is required to be, registered under the Investment Company Act of 1940, as amended (the "1940 Act"),  the Fund acknowledges that any obligation to determine whether any transaction made pursuant to this Agreement or the SLSA is in compliance with those laws and regulations under the 1940 Act relating to the borrowing or lending of securities or cash, the posting or receipt of collateral relating to such borrowing or lending of cash or securities, or the issuance of 'senior securities,' as that term is defined under Section 18 of the 1940 Act, including all obligations to compile and maintain such data and make such calculations as are necessary or appropriate in order to make such determinations, as well as all obligations that require the Fund to segregate, identify and substitute Fund assets, and daily monitor such assets and their values  (collectively, "Applicable 1940 Act Requirements"), except as specifically set forth herein, is the obligation of Fund and not State Street or any State Street Affiliate.  In addition, if the Fund is a management investment company that is, or is required to be, registered under the 1940 Act, the Fund represents and warrants to State Street as of the close of business on each day that the Fund is so registered or is required to be so registered, that (i) any transaction or series of transactions under this Agreement and/or the SLSA that creates leverage as a matter of law or fact is (A) in furtherance of the Fund's investment objective or objectives, (B) permitted or not otherwise prohibited by the Fund's investment policies, and (C) disclosed in all material respects in the Fund's registration statement filed with the Securities and Exchange Commission pursuant to Section 8 of the 1940 Act, and (ii) Fund is in compliance with all laws and regulations applicable to the Fund, including Applicable 1940 Act Requirements.”

(i) The last sentence of Section 14(a) (Borrower Default Indemnification) of the Agreement is hereby deleted in its entirety and replaced with the following language:

“Subject to the Fund’s obligations pursuant to Section 8 hereof and Schedule A, paragraph 3(b), if and to the extent that such proceeds are insufficient or the Collateral is unavailable, the purchase of such Replacement Securities shall be made at State Street’s expense.  For the avoidance of doubt, with regard to Financing Transactions, if and to the extent that proceeds of the cash Collateral with respect to a Financing Transaction are unavailable or insufficient, State Street shall not be liable hereunder for the difference between the value of the Replacement Securities and the value of the proceeds of the Collateral.”

(j) Schedule A to the Agreement is hereby deleted in its entirety and replaced with the Schedule A attached hereto.

(k) Exhibit 4.1 to the Agreement, and any reference thereto, is hereby deleted in its entirety.

3.           Miscellaneous.  Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified and in full force and effect.  This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

4.           Effective Date.  This First Amendment is effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute the above Amendment by affixing their signatures below.

THE FUNDS IN THE MIDAS INVESTMENT COMPANY COMPLEX AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY By:___________________________ Name:________________________ Title:_________________________	STATE STREET BANK AND TRUST COMPANY By:___________________________ Name:________________________ Title:_________________________

Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 16th day of May, 2008 between THE FUNDS IN THE MIDAS INVESTMENT COMPANY COMPLEX, AS LISTED ON SCHEDULE B (each, a “Fund” collectively, the “Funds”), severally and not jointly, and STATE STREET BANK AND TRUST COMPANY (“State Street”), as amended (the “Agreement”).

Schedule of Fees

1.           Subject to Paragraph 2 below, all proceeds collected by State Street on investment of cash Collateral or any fee income shall be allocated as follows

- Seventy percent (70%) payable to the Fund, and

- Twenty percent (30%) payable to State Street.

2.           All payments to be allocated under Paragraph 1 above shall be made after deduction of such other amounts payable to State Street or to the Borrower under the terms of this Securities Lending Authorization Agreement.

3.           (a) The Fund instructs State Street to invest cash Collateral in the State Street Navigator Securities Lending Prime Portfolio (the “Prime Portfolio”).  The management fees for investing in the Prime Portfolio are as follows:

On an annualized basis, the management/trustee/custody/fund administration/transfer agent fee for investing cash Collateral in the Prime Portfolio is not more than 5.00 basis points netted out of yield.  The trustee may pay out of the assets of the Prime Portfolio all reasonable expenses and fees of the Prime Portfolio, including professional fees or disbursements incurred in connection with the operation of the Prime Portfolio.

(b) Notwithstanding anything contained in this Agreement, to the extent cash Collateral obtained from a Financing Transaction is deemed necessary by the Fund or by State Street, acting in its capacity as agent pursuant to the terms of the SLSA, to provide cash  to State Street Bank and Trust Company, acting in its capacity as principal lender, as collateral in securities borrowing transactions under the SLSA, the Fund hereby authorizes and instructs State Street to transfer and deliver such cash Collateral (including via liquidation of cash Collateral investments) to State Street Bank and Trust Company, as principal lender, as cash collateral in such securities borrowing transactions pursuant to the terms of the SLSA.  Each Fund acknowledges and agrees that the delivery of such cash Collateral shall not be deemed a violation by State Street of any provisions of this Agreement.  To the extent that cash Collateral obtained from a Financing Transaction is not so transferred or used as cash collateral pursuant to the SLSA, the Fund hereby directs State Street to invest such cash Collateral in the Eurodollar Time Deposit of State Street Bank and Trust Company’s Cayman Islands branch (the “Time Deposit”), and in the event that such cash Collateral is no longer needed for Financing Transactions, to invest such cash in the Prime Portfolio. Each Fund acknowledges that interests in the Time Deposit are not guaranteed or insured by State Street or State Street Affiliates or by the Federal Deposit Insurance Corporation or any government agency.  Each Fund understands and agrees that cash Collateral obtained from a Financing Transaction that is not invested in the Time Deposit and/or is used as cash collateral in securities borrowing transactions pursuant to the terms of the SLSA, will not generate investment income.

Notwithstanding anything contained in this Agreement, any use or application of cash Collateral from a Financing Transaction shall be at the sole risk of the Fund.  State Street does not assume and shall not be liable for any risk of loss, or liability for damages, claims or expenses, associated with such use of such cash Collateral, including the use of the cash Collateral to collateralize transactions pursuant to the terms of the SLSA and the investment of such cash Collateral in the Time Deposit.  Subject to State Street’s obligations to mark to market under Section 8 of this Agreement, if the value of the cash Collateral for a Financing Transaction is unavailable or insufficient to return any and all amounts due the relevant Borrower(s) pursuant to the Securities Loan Agreement(s), the Fund shall be responsible for such shortfall and State Street may debit any account or accounts maintained by the Fund with State Street.

THE FUNDS IN THE MIDAS INVESTMENT COMPANY COMPLEX AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY By:___________________________ Name:________________________ Title:_________________________	STATE STREET BANK AND TRUST COMPANY By:___________________________ Name:________________________ Title:_________________________
Schedule B

           This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 16th day of May, 2008 between THE FUNDS IN THE MIDAS INVESTMENT COMPANY COMPLEX AS LISTED BELOW, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”), as amended.

Fund Name	Taxpayer Identification Number	Tax Year-End
Foxby Corp.	13-3907058	12/31
Global Income Fund, Inc.	13-3926714	12/31
Midas Fund, Inc.	41-1536110	12/31
Midas Special Fund, Inc.	13-3343918	12/31